PRICING SUPPLEMENT DATED March 3, 2017 (To Prospectus dated August 10, 2016 and Prospectus Supplement dated August 10, 2016)	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-213047

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated August 10, 2016, as supplemented by the prospectus supplement, dated August 10, 2016 (the “prospectus supplement” and together with the prospectus, dated August 10, 2016, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $325,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due March 8, 2018 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP : 02665WBQ3	Trade Date: March 3, 2017

Form: ☒ Book-Entry ☐ Certificated	Original Issue Date: March 8, 2017

Principal Amount: $325,000,000 (AHFC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.)

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Price to Public: 100.00%

Discount or Commission: 0.03%

Net Proceeds to Issuer: 99.97% / $324,902,500

Stated Maturity: March 8, 2018

Stated Maturity Extension Option: N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):

Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):

Index Maturity: 3 month

Initial Interest Rate: The initial interest rate will be based on 3 month LIBOR determined on March 6, 2017 plus the Spread, accruing from March 8, 2017

Specified Currency: N/A Interest Payment Dates: Each March 8, June 8, September 8 and, December 8, commencing on June 8, 2017, and on the Stated Maturity Date
Interest Rate Category: ☒ Regular Floating Rate Note ☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:	☐ Inverse Floating Rate Note Fixed Interest Rate: ☐ Other Floating Rate Note
Interest Rate Basis:
☒ LIBOR:

☐ Federal Funds Rate:

☐ Federal Funds (Effective) Rate

☐ Federal Funds Open Rate

☐ Federal Funds Target Rate

☐ Federal Funds Rate (FEDL01):

☐ CMT Rate:

☐ Reuters Page FRBCMT:

☐ Reuters Page FEDCMT:    ☐ Weekly Average

                                                 ☐ Monthly Average

Designated LIBOR Page: ☒ Reuters Page LIBOR 01
☐ Reuters Page LIBOR 02
Designated LIBOR Currency: U. S. dollars
☐ EURIBOR
☐ Treasury Rate
☐ Commercial Paper Rate
☐ Prime Rate
☐ CD Rate
☐ Eleventh District Cost of Funds Rate

PS-1

Interest Rate Reset Cutoff Date: N/A

Initial Interest Reset Date: June 8, 2017

Interest Reset Dates: Each Interest Payment Date

Interest Determination Dates: The second London Banking Day preceding each Interest Reset Date

Spread: +0.10%

Spread Multiplier: N/A

Spread/Spread Multiplier Reset Option: ☐ Yes ☒ No

Optional Reset Dates:

Redemption: ☐ Yes ☒ No

Day Count Convention: ☐ 30/360

                                           ☒ Actual/360

                                           ☐ Actual/Actual

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A
Calculation Agent: Deutsche Bank Trust Company
Americas
Original Issue Discount: ☐ Yes ☒ No
Repayment: ☐ Yes ☒ No
Optional Repayment Date(s):
Repayment Price: Agent: Barclays Capital Inc. Agent’s Capacity: ☐ Principal ☒ Agent

PS-2

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement (the “Distribution Agreement”) dated as of August 10, 2016, between American Honda Finance Corporation (“AHFC”), and the agents named in the prospectus supplement, AHFC is hereby offering the Notes through the Agent named below, acting as agent. The Agent named below has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Agent named below will receive its commission with respect to the principal amount of the Notes set forth below.

Agent	Aggregate Principal Amount of Notes
Barclays Capital Inc.	$325,000,000.00

Total	$325,000,000.00

LEGAL MATTERS

In the opinion of David Peim, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, as supplemented, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated August 10, 2016 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-213047) filed with the Securities and Exchange Commission on August 10, 2016.

PS-3